Exhibit 21
FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES
______________________________
SUBSIDIARIES OF THE REGISTRANT AS OF DECEMBER 31, 2022

NAME OF SUBSIDIARY	JURISDICTION OF INCORPORATION
Crysteel Manufacturing, Inc.	Minnesota
Deist Industries, LLC	Delaware
Elgin Sweeper Company	Delaware
Federal Signal of Europe B.V.	Netherlands
Federal Signal UK Holdings Limited	United Kingdom
Federal Signal VAMA, S.A.	Spain
FS Depot, LLC	Wisconsin
FST Canada Inc.	Canada
GenNx/TBEI Intermediate Co.	Delaware
Ground Force Manufacturing LLC	Delaware
Guzzler Manufacturing, Inc.	Alabama
HighMark Traffic Services, Inc.	Montana
Jetstream of Houston, Inc.	Delaware
Jetstream of Houston LLP	Texas
Joe Johnson Equipment LLC	Delaware
Mark Rite Lines Equipment Company, Inc.	Delaware
Northend Truck Equipment, LLC	Washington
OSW Equipment & Repair, LLC	Washington
Ox Bodies, Inc.	Alabama
Rugby Manufacturing Company	Oregon
Tishomingo Acquisition, LLC	Delaware
Travis Acquisition LLC	Delaware
Travis Body and Trailer, Inc.	Texas
Travis Leasing, LLC	Delaware
Truck Bodies & Equipment International, Inc.	Delaware
Vactor Manufacturing, LLC	Illinois
Victor Industrial Equipment (PTY) Limited	South Africa
Victor Products Holdings Ltd.	United Kingdom
Victor Products Ltd.	United Kingdom
Western Truck Body Mfg. ULC	Canada
Subsidiaries, including inactive subsidiaries, are not shown by name in the above listing, if considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.